Toronto, ON

Tel: 1-416-602-4892

Email: info@taminominerals.ca

Website:  www.taminominerals.ca

Additional Mineral Rights Coming to Tamino Minerals, Inc.
Property Acquisition being negotiated and solidifies the possibility to succeed in the short and long term

Toronto, Canada - "Tamino" or the "Company" -OTC Markets: TINO- October 23, 2020, the company is currently working on implementing various changes that will impact operations.

With an eye on the future, will also continue gathering additional rights in other locations, as circumstances permit, by expanding our horizons to Central Sonora too. It is my goal to leverage decades-long experience in this industry and to harness emerging industry trends.  We are only interested in a top quality, progressive operation, generating a positive impact for shareholders as well as in the local communities in which we will operate.

The company has produced several stakes, mineral claims for Gold and Silver. We will start to continue to explore the properties soon. We do have a good amount of Geologic Information on the properties. Our geologists have recommended small exploration programs to be produced, such as an IP Survey, Soil Geochemistry Program to produce Drill Targets and a small Drilling Program to establish an estimation regarding mineral reserves.

The company is working vigorously to remove the Stop Sign and becoming Pink Current Information. We will keep our audience posted on this particular matter as we make progress.

As mentioned before Gold has been a valuable investment as prices are projected to surge past $1,900 an ounce over this year. As gold prices begin to trend upwards, investors will begin to flock to the haven of physical gold and mining companies producing the ever-sought-after mineral.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for gold and other mineral deposits within a prolific Gold producing State, Sonora.  Under SEC Fair Disclosure Guidelines, persons interested in Tamino Minerals can expect disclosures and updates at OTC Markets, the company's website, www.taminominerals.ca  Twitter: www.Twitter.com/TaminoMinerals

Facebook:  www.facebook.com/taminominerals

Instagram: www.instagram.com/taminominerals

Linkedin: www.linkedin.com/company/taminominerals

On behalf of the Board,

        -    Pedro Villagran-Garcia    -

Pedro Villagran-Garcia, President & CEO

Tamino Minerals, Inc.

For further information, please contact the Company at 1-416-602-4892 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether because of new information, future events or otherwise, except as required by applicable law.